                           THIS MANAGEMENT SERVICE AGREEMENT entered into as of the 30th day of August 2011

BETWEEN:

Xcelmobility Inc., a corporation incorporated under the laws of Nevada, USA, and having an Executive Office at #600 - 303 Twin Dolphins Drive, Redwood City, California.

(the “Company”)

AND:

Ron Strauss, Businessman of 6th Floor, St. John's Building, 33 Garden Road, central, Hong Kong.

(“Strauss”)

WHEREAS:

A.                       The Company wishes to engage Strauss as provided herein; and

B.                       The Company and Strauss wish to enter into a management Services Contract for their mutual benefit and subject to the terms outlined in this Agreement.

                          NOW THEREFORE in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.0                     MANAGEMENT SERVICES
1.1                     Strauss represents and warrants to the Company that Strauss has the required skills and experience to perform the duties and exercise the responsibilities required of Strauss in the position of Executive Chairman of the Board.

1.2                     Strauss and the Company agree to comply with and to be bound by the terms and conditions of this Agreement.

1.3                     During the term of employment, Strauss shall well and faithfully serve and devote himself exclusively to the Company.

1.4                     In carrying out these duties and responsibilities, Strauss undertakes to comply with all lawful instructions and directions, which he may receive from the Company. The duties and responsibilities to be carried out by Strauss will be commensurate with the duties of a Chairman of the Board. Strauss shall report to the Board as a whole as requested.

1.5                     Strauss agrees and understands that the effective performance of Strauss’s duties requires the highest level of integrity and the Company’s complete confidence in Strauss’s relationship with other employees of the Company and with all persons dealt with by Strauss in the course of his employment. Strauss is required to ensure that he conducts himself in a professional, businesslike manner at all times.

1.6                     Strauss acknowledges and agrees to familiarize himself with and to comply with all of the Company’s policies, practices and procedures as adopted from time to time.

1.7                     Strauss shall be subject to an annual performance review.

2.0                     DUTIES
2.1                     Job descriptions specific to the position will be developed by the Compensation Committee of the Board, but in general terms Strauss shall be responsible for the following:

(a)	Plans and organizes all of the activities of the Board of Directors including:
(i)	the preparation for, and the conduct of, Board meetings;
(ii)	the quality, quantity and timeliness of the information that goes to Board members;
(iii)	the formation of Board committees and the integration of their activity with the work of the Board;
(iv)	the evaluation of the Board’s effectiveness and implementation of improvements;
(v)	the development of the Board, including Director recruitment, evaluation and compensation, and
(vi)	the ongoing formal and informal communication with and among Directors.

(b)

Chairs annual and special meetings of the shareholders. In conjunction with the CEO, the Chairman may meet with various groups (such as major shareholder groups), governments, the financial press, industry associations etc.

(c)	Works closely with, and through the CEO, to:
(i)	participate in the development of the Corporation’s vision, strategic agenda, and business plan to facilitate communication and understanding between management and the Board;
(ii)	ensure operations conform with the Board’s view on corporate policy; and
(iii)	ensure, in consultation with the Human Resources Committee and the full Board, that succession plans are in place at senior executive levels.

(d)	In conjunction with the CEO, participates in external relationships which fulfill the Corporation’s obligations as a member of industry and the community.

(e)	Provides the key link between the Board and management, and as a result, has a significant communication, coaching and team-building responsibility including:
(i)	maintaining a close ongoing relationship and open communication with the CEO;
(ii)	representing the shareholders and Board to management and management to the shareholders and Board; and
(iii)	monitoring and evaluating the performance of the CEO, in coordination with the Human Resources Committee.

(f)	May attend all Board committee meetings as a non-voting participant provided, however, that, at meetings of the Governance Committee, the Chairman of the Board shall be a voting member.

(g)	Carries out special assignments in collaboration with the CEO and management or the Board of Directors.

3.0                     DURATION OF AGREEMENT
3.1                     The term of appointment and engagement of Strauss shall commence on August 30, 2011 (the “Commencement Date”) and continue for an indefinite term. It is understood and acknowledged that Strauss’ base management fee shall be deemed to have been earned as of July 28, 2011 notwithstanding the date this Agreement is entered into.

4.0                     REMUNERATION AND BENEFITS
4.1                     In consideration of Strauss’s undertaking and performance of the obligations contained in this Agreement, the Company will compensate Strauss for his services as follows:

(a)

Base Management Fee – development period: Strauss is required to work more than 160 hours per month during the development period (until at least $2 million in funding has been obtained) and will be entitled to $5,000.00, per month during this period;

(b)

Base Management – post development period: After an aggregate of $2 million in funding is raised, the salary of Strauss will be reviewed by the Compensation Committee of the Board of Directors. The Compensation Committee will recommend a revised management fee for Strauss, but it will not be less than $180,000 per year. The revised management fee will come immediately upon funding.

(c)

Benefits: Strauss shall be entitled to all of the benefits arising from the benefit plans of the Company as they may exist from time to time or as revised by the Compensation Committee of the Board of Directors ;

(d)

Vacation: At a time or times which are mutually convenient for the Company and Strauss, Strauss shall be entitled to five (5) weeks vacation during each calendar year of his engagement, of which not more than two weeks shall be taken at one time. Strauss will be permitted to carry forward any unused vacation to the next year or receive compensation in kind;

(f)	Bonus:

(i)             The Compensation Committee of the Board of Directors will recommend a bonus program for Strauss. Strauss will be eligible for a significant bonus depending upon specific performance criteria for Strauss and the overall financial performance of the Company in each fiscal year. This bonus, is payable within 120 days of the fiscal year end of the Company; and

(ii)            No bonus shall be payable to Strauss from the date that he ceases to be actively engaged by the Company. Specifically, Strauss is not entitled to a bonus for the year in which Strauss terminates his engagement. In the event Strauss’s engagement is terminated in the absence of just cause, Strauss will receive bonus payments for the entire notice period in the amount determined by the average of the last two bonus payments made or $100,000 where no bonus payments have been made.

(d)

Expenses: The company will reimburse or pay for all reasonable business expenses incurred by Strauss in the execution of his duties. This includes the expenses for airfare, accommodation and other business related expense. Any expense in excess of $2,500 or re-occurring expenses in excess of $1,000 per month will be approved by the CEO or CFO.

5.0                     TERMINATION

5.1                     This Agreement may be terminated by the Company as follows:

(a)	In the absence of just cause by the Company, Strauss will receive payments in lieu of notice, based upon the length of services Strauss has provided the Company:

Service Period	Notice
(i) less than thirty six months of service	Eighteen (18) months’ notice

(ii) more than thirty-six months of service	Thirty (30) months’ notice

(b)

Where the Company elects to give Strauss notice of termination of this Agreement, in the absence of just cause, Strauss may choose to receive payments due in either a lump sum, on a continuance basis or a combination of both.

(c)	During the period of notice, Strauss will not be required to perform the responsibilities of his position and will return to the Company all property in his possession that belongs to the Company.

(d)

Where there is just cause for termination of the engagement or if Strauss is in material breach of his obligations under this Agreement, Strauss will not be entitled to notice, bonus payments or payment in lieu of notice of the termination of his management Services Agreement. The engagement of Strauss shall cease upon receipt of notice that his services are being terminated for just cause. For the purposes of this Agreement, “just cause” will be defined by the common law.

5.2                     In the event that there is a change in control of the company the Strauss can elect to follow one of the following options:

(i)	Within 30 days of the change of control event, Strauss may immediately terminate this agreement and sign a new agreement with the controlling entity;

(ii)

If Strauss does not sign a new agreement with the controlling entity, the controlling entity will proved Strauss a cash payment equal to 1.5 times his annual salary at the time of the change of control event. This payment must be made within 60 days of the change of control event.

5.3                     This Agreement may be terminated by Strauss with 2 months written notice to the Company. The Company may waive this notice requirement by written notice.

6.0                     CONFIDENTIAL INFORMATION AND PROPERTY
6.1                     Strauss acknowledges that as the Chairman of the Board and in any other position the Strauss may hold, a relationship of confidence, trust and fiduciary obligation is created between Strauss and the Company, and Strauss will acquire information about certain matters and things which are confidential to the Company, and which information is the exclusive property of the Company including:

(a)	financial statements, financial books and records, reserve reports and estimates and other related information;

(b)

information concerning products, pricing, sales and marketing policies, techniques and concepts, including costing information, in respect of products and services provided or to be provided by Strauss;

(c)	lists of present and prospective clients and related information, including names and addresses, borrowing habits and preferences of present and prospective clients of the Company;

(d)	purchasing information, including the names and addresses of present and prospective suppliers of the Company and prices charged by such suppliers;

(e)	computer systems, computer programs, data, software, system documentation, designs, manuals, databases;

(f)	trade secrets; and

(g)

any other materials or information related to the personnel, business operations, financing or activities of the Company which are not generally known to others engaged in similar businesses or activities.

(collectively, “Confidential Information”)

6.2                     Strauss acknowledges and agrees that the Confidential Information could be used to the detriment of the Company. Accordingly, Strauss agrees and undertakes not to disclose Confidential Information to any third party either during the term of his engagement except as may be necessary in the proper discharge of his employment, or after the term of his engagement, however caused, except with the written permission of the Company.

6.3                     Strauss understands and agrees that all items of any and every nature or kind created by Strauss pursuant to Strauss’s employment under this Agreement or furnished by the Company to Strauss, and all equipment, automobiles, credit cards, books, records, reports, files, manuals and any other documents and confidential information shall remain and be considered the exclusive property of the Company at all times, and shall be returned and shall be returned to the Company in good condition promptly on the termination of this Agreement, for any reason.

7.0                     NON-COMPETITION
7.1                     Strauss also acknowledges that, by reason of employment, Strauss will continue to receive the value and advantage of special training, skills and expert knowledge and experience of and contacts with customers of the Company and other employees of the Company who are engaged in the business of the Company.

7.2                     Strauss further acknowledges that, in the course of employment, Strauss will be assigned duties that will give him knowledge of confidential and proprietary information which relates to the conduct and details of the Company’s business and which will result in irreparable harm or injury to the Company which could not be adequately compensated by monetary damages if Strauss should enter into the employment of a business which is the same as, or competitive with, the business of the Company, or should Strauss enter into the business of the Company.

7.3                     Strauss shall not commence, engage in, or participate in any business competitive with the business of the Company either directly or indirectly, either as individual or as a partner or joint venturer or as an employee, principal, consultant, agent, shareholder, officer, director or representative for any person, association, organization, or in any manner for a period of six months following the termination of his employment with the Company for any reason.

7.4                     Strauss acknowledges and agrees that without prejudice to any and all other rights of the Company, in the event of his violation of any of the covenants contained in Sections 6 and 7, an injunction or other like remedy, including an interim injunction, will be a reasonable and effective remedy to protect the Company’s rights and property.

8.0                     SUCCESSORS AND PERSONAL REPRESENTATIVES
8.1                     This Agreement shall enure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, successors, assigns and heirs of the parties hereto.

9.0                     NOTICE
9.1                     Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered or mailed by prepared registered post to the party to receive same at the undernoted address, namely:

(a)	To the Company:
Xcelmobility Inc. #600 - 303 Twin Dolphins Drive, Redwood City, California.

(b)	Ron Strauss:
6th Floor, St. John's Building, 33 Garden Road, central, Hong Kong.

Any notice delivered shall be delivered personally to Strauss and shall be deemed to have been given and received on the business day next following the date of delivery. Any notice mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted, provided that if between the time of mailing and actual receipt of the notice there shall be a mail strike, slowdown or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

10.0                   MODIFICATION/AMENDMENT
10.1                    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Strauss and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.0                   ENTIRE AGREEMENT
11.1                    No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

12.0                   GOVERNING LAW
12.1                    The validity, interpretation, construction and performance of this Agreement shall be governed in accordance with the laws of the State of Nevada.

13.0                   VALIDITY
13.1                    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.0                   INDEMNIFICATION
14.1                    Strauss agrees to indemnify the Company against any claims made for the collection, withholding and payment of any personal taxes associated with the work performed by Strauss for the Company by any jurisdiction that makes a claim against Strauss or the Company. Furthermore, Strauss agrees that if necessary, he will sign additional documents that indemnify the Company against claims for taxes owed in relation to payments made to Strauss based on this Management Services Agreement.

15.0                   SIGNATURES IN COUNTERPARTS
15.1                    This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties hereto confirm that any facsimile, scanned or emailed copy of another party's executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

                       IN WITNESS WHEREOF the parties hereto have executed these presents the day and year first above written.

The Corporate Seal of the Company,
XCELMOBILITY INC.
was hereunto affixed in the presence of:	C/S

/s/
Authorized Signatory

SIGNED, SEALED AND DELIVERED by
RON STRAUSS in the presence of:

Signature

/s/
Address	RON STRAUSS